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Exhibit 99.1

MarkWest Energy Partners, L.P. 155 Inverness Drive West, Suite 200 Englewood, CO 80112-5000	Contact:	Frank Semple, President & CEO James Ivey, CFO Andy Schroeder, VP Finance & Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MarkWest Energy Partners, L.P., Declares Cash Distribution

        DENVER—October 25, 2004—The Board of the General Partner of MarkWest Energy Partners, L.P. (AMEX: MWE), has declared the partnership's quarterly cash distribution of $0.76 per unit for the third quarter of 2004. This is an increase of $0.02 per unit over the previous quarter distribution. The indicated annual rate is $3.04 per unit. The third quarter distribution is payable November 12, 2004, to unitholders of record on November 3, 2004. The ex-dividend date is November 1, 2004.

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        MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. It also has a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for the current year, as filed with the SEC.

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MarkWest Energy Partners, L.P., Declares Cash Distribution